Exhibit 10.21

STOCK PURCHASE AGREEMENT

BY AND AMONG

NETMANAGE, INC.

AND

LIBRADOS, INC.

AND

THE SHAREHOLDERS OF

LIBRADOS, INC.

Dated September 22, 2004

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 22, 2004 (together with the appendices and schedules attached hereto, the “Agreement”) is by and among NetManage, Inc., a Delaware corporation (“NMI”), Librados, Inc., a Delaware corporation (the “Company”), and the holders of all of the issued and outstanding shares of capital stock of the Company, as set forth on Schedule A hereto (each a “Shareholder” and together the “Shareholders”).

WHEREAS, the Shareholders desire to convey to NMI and NMI desires to acquire from the Shareholders all of the issued and outstanding capital stock of the Company upon and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1. DEFINITIONS

“2003 Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Acknowledgement and Release Agreement” shall have the meaning ascribed to it in Section 6.15.

“Acquisition Target” shall have the meaning ascribed to it in Section 5.3(b).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means 5% per annum computed on the basis of a year of 365 days.

“Assets” shall have the meaning ascribed to it in Section 3.14.

“Business” means the Company’s and its Subsidiaries’ business of researching, developing, producing, manufacturing, packaging, marketing, distributing and selling the Java Adaptor Product Lines.

“Cash Consideration” shall have the meaning ascribed to it in Section 2.2(a).

“Claim Notice” shall have the meaning ascribed to it in Section 8.4(a).

“Closing Cash Consideration” shall have the meaning ascribed to it in Section 2.2(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.6(a).

“Closing Purchase Price” shall have the meaning ascribed to it in Section 2.2(a).

“Closing” shall have the meaning ascribed to it in Section 2.6(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contracts” shall have the meaning ascribed to it in Section 3.13(a).

“Company Intellectual Property” shall have the meaning ascribed to it in Section 3.19(c).

“Company Shares” means all of the issued and outstanding shares of the common stock, $0.0001 par value per share, of the Company.

“Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 3.

“Distribution Percentage” means the respective percentage of the Final Purchase Price, Preliminary Purchase Price, Closing Purchase Price, Escrow Amount and/or Earn-Out to be distributed to each Shareholder, as applicable. For each Shareholder, the respective distribution percentage shall be determined by reference to the table set forth in Schedule A attached hereto.

“Divested Business” means a sale, license or other disposition for consideration of the Business or one or more of the Java Adaptor Product Lines to an unaffiliated third party after the Closing Date.

“Earn-Out” shall have the meaning ascribed to it in Section 2.4(a).

“Earn-Out Credit” shall have the meaning ascribed to it in Section 2.4(a).

“Earn-Out Revenue” means the revenues of the Company, recognized in accordance with GAAP as adopted and applied by NMI, generated during the Revenue Measurement Period, and as increased by Earn-Out Credits, if any. For purposes of this definition, such revenues shall consist solely of revenues related to license (source or object code licenses) agreements and related maintenance and consulting contracts for any products in the Java Adaptor Product Lines currently produced by the Company and sold directly to Independent Software Vendors and End-User customers, and shall in no event include (i) any revenues generated from sales of adaptor licenses which were sold in conjunction with any NMI products and (ii) without the prior written approval of NMI, any revenues generated from direct or indirect sales to any Person that competes with any business of NMI.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Proprietary Information and Inventions Agreement” shall have the meaning ascribed to it in Section 6.6(b).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“End-User” means any person or entity who acquires products from the Company for its own internal use and not for resale.

“Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” shall have the meaning ascribed to it in Section 2.3(c).

“Escrow Agent” shall have the meaning ascribed to it in Section 2.3(c).

“Escrow Agreement” shall have the meaning ascribed to it in Section 2.3(c).

“Escrow Amount” shall have the meaning ascribed to it in Section 2.3(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Purchase Price” means the Preliminary Purchase Price plus the Earn-Out.

“Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Founders” means David James Richards, James Milton Campigli, and Mohammad Naeem Akhtar.

“Fundamental Representations” shall have the meaning ascribed to it in Section 8.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means a court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Guaranty” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes issued in connection with any acquisition undertaken by the Company or any of its Subsidiaries); (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; (vii) all Guarantees of such Person in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing or incurred due to the transactions contemplated hereby.

“Indemnified Party” shall have the meaning ascribed to it in Section 8.4.

“Indemnifying Party” shall have the meaning ascribed to it in Section 8.4.

“Indemnity Notice” shall have the meaning ascribed to it in Section 8.4(d).

“Independent Accounting Firm” shall have the meaning ascribed to it in Section 2.4(d).

“Independent Software Vendors” means any company or entity which sells software that was originally created or manufactured by or for a different company or entity.

“Insider” means (i) any officer, director or stockholder of the Company or any of its Subsidiaries; (ii) any individual related by blood, marriage or adoption to any individual listed in clause (i) hereof; or (iii) any Person in which any individual listed in clauses (i) or (ii) hereof has a beneficial interest.

“Intellectual Property” shall have the meaning ascribed to it in Section 3.19.

“IP Assignment Letter Agreement” shall have the meaning ascribed to it in Section 6.6(b).

“IRS” means the United States Internal Revenue Service.

“Java Adaptor Product Lines” means the Company’s Java J2EE standards-based application integration solutions, which feature a suite of application adapters that expose back-end enterprise functionality on a consistent basis from systems such as SAP R/3, Siebel, PeopleSoft, Oracle and others in a wide variety of formats, such as XML and Web services.

“Knowledge” means (i) in the case of the Shareholders, to the best of each Shareholder’s knowledge after consultation with the Founders; (ii) in the case of NMI, to the best of the knowledge of NMI’s chief executive officer and chief financial officer; and (iii) in the case of the Company, to the best of each Founder’s knowledge.

“Landlord” shall have the meaning ascribed to it in Section 6.9.

“Latest Balance Sheet” shall have the meaning ascribed to it in Section 3.8.

“Latest Financial Statements” shall have the meaning ascribed to it in Section 3.7.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Losses” shall have the meaning ascribed to it in Section 8.4.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, or to the ability of the Shareholders to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether NMI has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets, (iv) changes in United States generally accepted accounting principles, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NMI Indemnitees” shall have the meaning ascribed to it in Section 8.4.

“NMI Share” means any share of the common stock, $0.001 par value per share, of NMI.

“Non-Competition/Non-Solicitation Period” shall have the meaning ascribed to it in Section 5.3(a).

“Notice Period” shall have the meaning ascribed to it in Section 8.4(a).

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person Day” means eight (8) hours during a calendar day.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Preliminary Purchase Price” shall have the meaning ascribed to it in Section 2.2(a).

“Principal Shareholders” means David James Richards and James Milton Campigli.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Registration Rights Agreement” means the Registration Rights Agreement, between NMI and the Shareholders, in the form attached hereto as Exhibit A.

“Revenue Measurement Period” means the period beginning on July 1, 2004 and ending on December 31, 2006.

“Revenue Target” shall have the meaning ascribed to it in Section 2.4(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Indemnitees” shall have the meaning ascribed to it in Section 8.4.

“Shareholders Account” shall have the meaning ascribed to it in Section 2.2(a).

“Shareholders Cap” shall have the meaning ascribed to it in Section 8.2(b).

“Shareholders Representative” means David James Richards.

“Stock Consideration” shall have the meaning ascribed to it in Section 2.2(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party Claim” shall have the meaning ascribed to it in Section 8.4(a).

2. PURCHASE AND SALE OF COMPANY SHARES

2.1. Basic Transaction. On the terms and subject to the conditions contained herein, NMI agrees to purchase from each Shareholder and each Shareholder agrees to sell, assign, transfer and convey to NMI at Closing all of such Shareholder’s right, title and interest in and to all of the issued and outstanding Company Shares owned of record and beneficially by such Shareholder, free and clear of all Liens, as set forth opposite such Shareholder’s name on Schedule A hereto, for the consideration specified below in this Section 2.

2.2. Purchase Price.

(a) Subject to adjustment pursuant to Section 2.4, as consideration for the sale and assignment to NMI of the Company Shares by the Shareholders, NMI agrees to (i) deliver to the Shareholders at Closing an aggregate amount of $2,000,000 in cash (the “Cash Consideration”) minus the Escrow Amount minus the Indebtedness of the Company (such difference, the “Closing Cash Consideration”), and (ii) issue to the Shareholders at Closing an aggregate of 263,678 NMI Shares (the “Stock Consideration”) (the Cash Consideration and the Stock Consideration together, the “Preliminary Purchase Price”, and the Closing Cash Consideration and the Stock Consideration together, the “Closing Purchase Price”). At Closing, NMI shall deliver (x) by wire transfer of immediately available federal funds, each Shareholder’s portion of the Closing Cash Consideration (as determined pursuant to Section 2.3(a)), to the accounts designated by each of the Shareholders to NMI not later than three (3) business days prior to the Closing (the “Shareholders’ Accounts”), and (y) each Shareholder’s portion of the Stock Consideration (as determined pursuant to Section 2.3(a)) to the Shareholders. NMI shall promptly deliver (x) by wire transfer of immediately available federal funds, each Shareholder’s portion of the Cash Consideration (as determined pursuant to Section 2.3) to (i) the respective Shareholders’ Accounts or (ii) in the event that a Shareholder requests that NMI deliver such payment(s) to another account, to such other account and (y) each Shareholder’s portion of all other consideration to be paid (other than cash) pursuant to this Agreement (as determined pursuant to Section 2.3(a)) to each Shareholder.

(b) The NMI Shares issued pursuant hereto shall be issued without registration under the Securities Act, but shall be governed by the terms of the Registration Rights Agreement.

2.3. Allocation of Final Purchase Price.

(a) The Preliminary Purchase Price shall be allocated among the Shareholders in accordance with the following:

(i) The Closing Cash Consideration shall be allocated by NMI to the Shareholders by multiplying the Closing Cash Consideration by each Shareholder’s applicable Distribution Percentage.

(ii) The Stock Consideration shall be allocated by NMI to the Shareholders by multiplying the total number of NMI Shares comprising the Stock

Consideration by each Shareholder’s applicable Distribution Percentage; provided, however, that in the event that a Shareholder is entitled to receive a fractional amount of NMI Shares as determined herein, then such fractional amount shall be rounded up to the nearest whole integer amount.

(iii) All other consideration to be paid or delivered to the Shareholders pursuant to this Agreement, including any remaining amount in the Escrow Account after its expiration (subject to the applicable provisions of the Escrow Agreement) and the Earn-Out, shall be allocated by NMI to the Shareholders by multiplying such consideration by each Shareholder’s applicable Distribution Percentage.

(b) On the Closing Date, NMI shall deposit $500,000 (the “Escrow Amount”) into escrow (the “Escrow Account”) with an escrow agent mutually satisfactory to NMI and the Company (the “Escrow Agent”) and pursuant to an Escrow Agreement, substantially in form and substance as set forth on Exhibit B attached hereto (the “Escrow Agreement”). The Shareholders Representative shall serve as agent for and on behalf of the Shareholders (in their capacities as such) as set forth in the Escrow Agreement.

2.4. Earn Out.

(a) Solely on the terms and subject to the conditions in this section and the other provisions of this Agreement, the Shareholders shall be eligible to receive additional contingent consideration from NMI, in the form of an aggregate of 65,920 NMI Shares (the “Earn-Out”) after December 31, 2006. The Earn-Out shall be issued to the Shareholders if, and only if, the Earn-Out Revenue during the Revenue Measurement Period equals or exceeds $25,951,000 (the “Revenue Target”). To the extent that during the Revenue Measurement Period, current employees of the Company, from time to time, divert their attention and time away from the Business to assist the employees of NMI in the conduct and operation of NMI’s businesses (excluding the conduct and operation of the Business), then the amount equal to the following shall be known as the “Earn-Out Credit”: that amount derived from multiplying (i) the number of hours spent by all such Company employees involved in such assistance at any given time during the Revenue Measurement Period, by (ii) $1000 and then dividing the resulting product by (iii) the Person Day. In the event that the Earn-Out Revenue does not equal or exceed the Revenue Target during the Revenue Measurement Period, NMI shall have no obligation to make any payment to the Shareholders and no obligation to issue any of the NMI Shares comprising the Earn-Out to the Shareholders.

(b) In the event NMI is obligated to deliver the Earn-Out pursuant to Section 2.4(a), within fifteen (15) business days after the final determination of the Earn-Out Revenue pursuant to Section 2.4(d) below, NMI shall deliver the NMI Shares comprising each Shareholder’s portion of the Earn-Out (as determined pursuant to Section 2.3(a)) to such Shareholder; provided, however, that in the event that such Shareholder is eligible to receive a fractional amount of NMI Shares as determined herein, then such fractional amount shall be rounded up to the nearest whole integer amount.

(c) NMI shall calculate the Earn-Out Revenue within forty-five (45) days after the end of the Revenue Measurement Period, and shall notify the Shareholders Representative of the results of such calculation no later than fifteen (15) days after the date such calculation has been made and such notice shall include the computation used to determine the Earn-Out Revenue and a copy of all financial information used to make such computation.

(d) Unless the Shareholders Representative notifies NMI in writing within twenty (20) days after receipt by the Shareholders Representative of NMI’s statement of the Earn-Out Revenue, of any objections thereto (specifying in reasonable detail the basis therefor), such statement shall be final and binding for all purposes. If the Shareholders Representative timely notifies NMI of any such objection, NMI and the Shareholders Representative shall attempt in good faith to reach an agreement as to the matter in dispute. If the parties shall have failed to resolve any such dispute within ten (10) days after receipt of timely notice of such objection, then any such disputed matter shall be submitted to and determined by a mutually agreed upon independent team of auditors at a nationally recognized independent accounting firm (the “Independent Accounting Firm”). The Independent Accounting Firm shall be given reasonable access to all of the records of the Company that relate to the Business (including the applicable financial statements) to determine the Earn-Out Revenue, together with all the schedules and work papers of NMI and the Company that were used to determine the Earn-Out Revenue, which determination shall be submitted to NMI and the Shareholders Representative within twenty (20) days. The fees and expenses of such Independent Accounting Firm incurred in resolving the disputed matter shall be equitably apportioned by such Independent Accounting Firm based on the extent to which NMI, on the one hand, or the Shareholders Representative, on the other hand, is determined by such Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters. The determination of the Earn-Out Revenue by the Independent Accounting Firm shall, after resolution of any dispute pursuant to this Section 2.4(d), be final, binding and conclusive on all parties hereto.

2.5. Acknowledgement. Each of the Shareholders acknowledge that following the Closing Date, the Company and NMI shall be entitled to exercise in good faith their business judgment with regard to the operation and management of the Business and the Java Adaptor Product Lines including, without limitation, decisions to shut-down any or all of the Java Adaptor Product Lines businesses, to transfer personnel from the Java Adaptor Product Lines businesses to the Company’s or NMI’s other businesses or to sell, license or otherwise dispose of one or more of the Java Adaptor Product Lines, and neither the Company nor NMI shall have any liability to the Shareholders on account of such exercise of such judgment. Each of the Shareholders acknowledge that NMI may shut down the Java Adaptor Product Lines businesses and no representations have been made by NMI or any of its respective Affiliates or representatives to the Company or any of its Shareholders with regard to the operation, management or attempted sale of the Java Adaptor Product Lines businesses following the Closing. Each of the Shareholders further acknowledge that the purchaser of any Divested Business shall not have any obligation to pay any Earn-Out amount pursuant to this Agreement following the consummation of the acquisition of such Divested Business, provided, however, that in the event a sale of any or all of the Divested Business (in a single transaction or series of transactions) is consummated during the Revenue Measurement Period, and NMI receives cash proceeds resulting from such sale in excess of $25,951,000 in the aggregate, NMI shall pay the full amount of the Earn-Out to the Shareholders in accordance with Section 2.3(a). The Company unconditionally waives (i) all rights to notice and rights of first refusal set forth in any of the stock grant agreements that the Company may have entered into with any of the Shareholders and (ii) any other restrictions on transfers of stock as set forth in any of the stock grant agreements to which the Company is a party. The Company unconditionally waives (x) all rights to notice and rights of first refusal set forth in any of the restricted stock purchase agreements that the Company may have entered into with any of the Shareholders and (y) any other restrictions on transfers of stock as set forth in any of the restricted stock purchase agreements to which the Company is a party.

2.6. Closing.

(a) Time and Place. Subject to the conditions contained in this Agreement, the consummation of the transactions contemplated herein (the “Closing”) will occur at the offices of Kirkland & Ellis LLP, 333 Bush Street, Suite 2600, San Francisco, California 94104, at 10 a.m. on a business day within three (3) business days following the date as of which the conditions to each party’s obligations (as set forth in Sections 6 and 7 hereof) have been satisfied or at such other time and on such other date as NMI and the Shareholders Representative mutually agree (the “Closing Date”).

(b) Deliveries at Closing. At the Closing, (i) the Shareholders will deliver to NMI the various certificates, instruments, and documents referred to in Section 6 below, (ii) NMI will deliver to the Shareholders the various certificates, instruments, and documents referred to in Section 7 below, (iii) each Shareholder will deliver to NMI stock certificates representing all of his or her Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) NMI will deliver to each Shareholder, Shareholder Account and the Escrow Agent, as applicable, the Closing Purchase Price and the Escrow Amount specified in Section 2.2 above.

2.7. Public Announcements. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, each of NMI, the Shareholders, and the Company shall consult with the other parties and use good faith efforts to agree upon the text of a joint announcement to be made by NMI and the Company or use good faith efforts to obtain each other party’s approval of the text of any public announcement to be made on behalf of any one party; provided, that NMI shall have final approval with respect to any public announcements. Each of NMI, the Company and the Shareholders shall maintain as confidential the terms and conditions of this Agreement, except as otherwise agreed in writing by each of NMI, the Company and the Shareholders or required by law or the Nasdaq National Market.

3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY

The Shareholders, severally, and the Company hereby represent and warrant to NMI that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered paragraphs contained in this Agreement.

3.1. Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualifications are required, except where the failure to be so qualified would not have a Material Adverse Effect. The Company and each of its Subsidiaries have full corporate power and authority to carry on the businesses in which they are engaged and which they propose to be engaged, and to own and use the properties owned and used by them. The Company has provided NMI with true, complete and correct copies of the Company’s articles or certificate of incorporation and bylaws, as amended to the date of this Agreement.

3.2. Capitalization.

(a) The entire authorized capital stock of the Company consists of 30,000,000 shares of common stock, 13,508,560 of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Shareholders are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(b) All shares of authorized capital stock of the Company issued and outstanding are held of record and beneficially by the Shareholders. Each Shareholder is the record and beneficial holder of the issued and outstanding capital stock of the Company listed opposite such Shareholder’s name on Schedule A, and holds valid title to such stock, free and clear of all Liens. Upon the consummation of the transactions contemplated herein, NMI shall be the beneficial owner of all of the capital stock of the Company, free and clear of all Liens.

3.3. No Subsidiaries or Other Ownership Interests. Except as set forth in Section 3.3 of the Disclosure Schedule, the Company neither owns or controls, directly or indirectly, shares of capital stock, debt instruments or other securities of any corporation or holds, directly or indirectly, any interest in any trust, partnership, limited partnership, joint venture, limited liability company, proprietorship or other business entity.

3.4. Authorization. Each Shareholder has the full right, power, legal capacity and authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby and to perform the obligations to be performed by such Shareholder hereunder and thereunder, respectively. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other documents contemplated hereby and to perform its obligations hereunder and thereunder, respectively. This Agreement and the other documents contemplated hereby constitute the valid and legally binding obligations of the Shareholders and the Company enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

3.5. Noncontravention.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any Shareholder is subject, (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any Shareholder is a party or by which he or she is bound or to which any of his or her assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Shares.

(b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of the Company or any of its Subsidiaries or (ii) materially conflict with, result in a material breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement.

3.6. Consents and Approvals. Except as set forth in Section 3.6 of the Disclosure Schedule, the execution and delivery by the Shareholders and the Company of this Agreement and the documents contemplated hereby to be executed by the Shareholders and the Company, compliance by the Shareholders and the Company with the terms hereof and thereof and consummation by the Shareholders and the Company of the transactions contemplated hereby and thereby do not require the Company, any of its Subsidiaries or any Shareholder to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority, or any Governmental Entity, the failure to obtain which could reasonably be expected to materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

3.7. Financial Statements. Section 3.7 of the Disclosure Schedule contains the unaudited financial statements of the Company for the fiscal year ended December 31, 2003 (the “2003 Financial Statements”) and the seven months ended July 31, 2004 (the “Latest Financial Statements” and together with the 2003 Financial Statements, the “Financial Statements”). Subject to the adjustments set forth in Section 3.7 of the Disclosure Schedule, the Financial Statements (including in all cases the notes thereto, if any) are accurate and complete, are consistent with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete) and present fairly the financial condition, results of operations and cash flows of the Company and its Subsidiaries substantially in accordance with GAAP consistently applied throughout the periods covered thereby, provided, however, that the Latest Financial Statements are subject to normal year-end adjustments, which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect. All accounts receivable of the Company and its Subsidiaries (a) are bona fide receivables incurred in the Ordinary Course of Business, (b) are properly reflected on the Company’s and its Subsidiaries’ books and records substantially in accordance with GAAP and (c) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts and the reserve for returns or allowances. No Person has any Lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company or any of its Subsidiaries with respect to any accounts receivable.

3.8. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability (whether known or unknown, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for liabilities set forth on the face of the unaudited balance sheet of the Company as of July 31, 2004 (the “Latest Balance Sheet”) (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit).

3.9. Absence of Certain Changes. Except as provided in Section 3.9 of the Disclosure Schedule, disclosed in the Latest Balance Sheet or resulting from any action required to be performed by the Company under this Agreement, since December 31, 2003, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a) neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible;

(b) neither the Company nor any of its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 individually or $50,000 in the aggregate;

(c) no party (including the Company and any of its Subsidiaries) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

(d) neither the Company nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

(e) neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) involving more than $25,000 individually or $50,000 in the aggregate;

(f) neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 individually or $50,000 in the aggregate;

(g) neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 individually or $50,000 in the aggregate;

(h) neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other liabilities;

(i) neither the Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000 individually or $50,000 in the aggregate;

(j) neither the Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

(l) neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) neither the Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

(p) neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees;

(r) neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees;

(t) neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution;

(u) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries has discharged a material liability or Lien;

(w) neither the Company nor any of its Subsidiaries has made any loans or advances of money;

(x) neither the Company nor any of its Subsidiaries has disclosed any Confidential Information;

(y) neither the Company nor any of its Subsidiaries has committed to any of the foregoing; and

(z) no claims have been made alleging that the Company’s products are defective or fail to perform in accordance with the Company’s published user specification.

3.10. Litigation. Section 3.10 of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, settlement, order, decree, ruling, or charge, (b) is a party, or to the Knowledge of any of Shareholders and the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, or (c) is subject to any claims alleging that the Company’s products are defective or fail to perform in accordance with the Company’s published user specification, or alleging a similar breach of warranty. None of the actions, suits, proceedings, hearings, investigations, or settlements set forth in Section 3.10 of the Disclosure Schedule could result in any Material Adverse Effect. None of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or that there is any basis for the foregoing. Except as set forth in Section 3.10 of the Disclosure Schedule, no facts or circumstances exist that could reasonably be expected to result in any material litigation.

3.11. Compliance with Law. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and each of its Subsidiaries has complied in all material respects, and is in material compliance with, and neither the Company nor any of its Subsidiaries has violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof, including, without limitation, the U.S. Citizenship and Immigration Service and the Social Security Administration. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or any of its Subsidiaries or, to the Company’s Knowledge, filed, commenced or threatened against the Company or any of its Subsidiaries alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability. The Company and each of its Subsidiaries has complied and is in compliance with all orders, decrees or judgments promulgated or issued by any state, federal, local or foreign regulatory agency. Neither the Company nor any Subsidiary has violated, and the employment of any of the Company’s temporary employees or independent contractors does not violate, any rules or regulations of the U.S. Citizenship and Immigration Service or the Social Security Administration in any manner, whether by failure to keep the Company’s “I-9” compliance files up to date or otherwise. To the Knowledge of the Company, all third parties providing temporary workers or independent contractors to the Company have been and are in compliance with all applicable laws, rules or regulations of any federal, state, local or foreign government or agency thereof, including, without limitation, the U.S. Citizenship and Immigration Service and the Social Security Administration.

3.12. Taxes.

(a) Each of the Company and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax

Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. Except as described in Section 3.12(a) of the Disclosure Schedule, all Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, except to the extent that an accrual or reserve for such taxes has been reflected in accordance with GAAP in the Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any authority to assess any additional Taxes on the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. To the Knowledge of the Company, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company, any of its Subsidiaries, or any of the Shareholders, and no notice related to the foregoing has been received by the Company, any of its Subsidiaries, or any of the Shareholders. Neither the Company, any of its Subsidiaries, nor any director or officer has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries, in each case relating to the Company or any of its Subsidiaries. Section 3.12(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after December 22, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Shareholders have delivered to NMI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 22, 2002.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries filed a consent under Code §341(f) concerning collapsible corporations prior to the repeal of Code §341.

Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company and its Subsidiaries did not, as of July 31, 2004, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

3.13. Contracts.

(a) Set forth in Section 3.13 of the Disclosure Schedule is a complete and accurate list of all of the following contracts (written or oral), plans, arrangements, undertakings, commitments or agreements (the “Company Contracts”) to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement:

(i) any employment or consulting agreement, contract or commitment with any employee, officer or director or any contract or agreement with other consultants;

(ii) any agreement, contract or commitment with any party containing any covenant limiting the ability of the Company or any employee of the Company to engage in business or to compete in any location or with any person;

(iii) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of the Company, including without limitation any licensing or royalty agreements;

(iv) any agreement or instrument relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money or any other contingent obligations in respect of Indebtedness of any other party;

(v) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the business of the Company, any of its Subsidiaries or their respective Assets;

(vi) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets in excess of $5,000;

(vii) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services in excess of $1,000;

(viii) any written agreement, instrument or other arrangement, or any material unwritten agreement, contract, commitment or other arrangement, between or among the Company, any of its Subsidiaries and any of the Affiliates of the Company, any of its Subsidiaries or any Shareholder;

(ix) any contract which grants to any person a preferential right to purchase any of the Assets;

(x) any settlement, conciliation or similar agreement;

(xi) (A) any agreement relating to the licensing of Intellectual Property by the Company to a third party, including software licenses; and (B) any agreement relating to the licensing of Intellectual Property from a third party, including software or software components that are embedded, integrated, bundled with or otherwise distributed with the Company’s products except for agreements relating to the licensing to the Company of standard, generally commercially available, “off the shelf” third party products that are not and will not to any extent be embedded, integrated, bundled with or otherwise distributed with any products, services or Intellectual Property of the Company and are not and will not to any extent be sublicensed, resold or otherwise distributed by the Company separately from any products, services and Intellectual Property of the Company; and

(xii) any other material agreement or instrument.

(b) There is no material course of dealing, waiver, side agreement, arrangement or understanding applicable to any such contract of the Company not disclosed therein or in the Disclosure Schedule.

(c) The Company has delivered or made available to NMI a correct and complete copy of each written Company Contract (as amended to date) listed in Section 3.13 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral Company Contract referred to in Section 3.13 of the Disclosure Schedule. With respect to each such Company Contract: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect with regard to the Company or the Subsidiary, as the case may be, and, to the Knowledge of the Company, on the other parties thereto; (ii) the agreement will continue to be legal, valid, binding, enforceable with regard to the Company or the Subsidiary, as the case may be, and, to the Knowledge of the Company, on the other parties thereto, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

3.14. Assets of the Company. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company has good and marketable title or a valid right to use all of the real properties, personal assets, Intellectual Property, and other properties owned, licensed or leased or otherwise used by the Company or any of its Subsidiaries (“Assets”) that are necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of all Liens, except such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby. There are no actual, pending or, to the Company’s Knowledge, threatened claims against the Assets that could give rise to a Lien, or acts or incidents which could give rise to any such claims, relating to or arising out of the Assets or the operation of the business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have the right to transfer all of their right, title and interest in the licenses included in the Assets without any consent, and the transfer contemplated hereby will not affect their validity or enforceability. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible Assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. Each such tangible Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

3.15. Affiliate Transactions. Except as disclosed in Section 3.15 of the Disclosure Schedule, no Insider or employee is a party to any oral or written agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries. No Insider owns or has otherwise retained any rights to use any assets (including, without limitation, any Company Intellectual Property), rights or contractual benefits which are used by or could be used by the Company or any of its Subsidiaries in the Business. Without limiting the foregoing, except as disclosed in Section 3.15 of the Disclosure Schedule, no Insider is an officer, director or employee of any customer or supplier of the Company or any of its Subsidiaries.

3.16. Customers and Suppliers.

(a) Section 3.16 of the Disclosure Schedule lists all of the customers of the Company (on a consolidated basis) for the most recent fiscal year and for the seven months ended on July 31, 2004 and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.

(b) Section 3.16 of the Disclosure Schedule lists the ten (10) largest suppliers of the Company (on a consolidated basis) for the most recent fiscal year and for the seven months ended on July 31, 2004 and sets forth opposite the name of each such supplier the percentage of consolidated net sales attributable to such supplier. Section 3.16 of the Disclosure Schedule also lists any additional current suppliers that the Company anticipates shall be among the ten (10) largest suppliers for the current fiscal year.

(c) Neither the Company nor any other Person on behalf of the Company is a party to, or is obligated under, any contract or other arrangement (oral or written) relating to the payment of any brokerage fees, finder’s fees, or commissions or other similar compensation in connection with or relating to business between the Company and any of its customers or suppliers.

(d) As of the date of this Agreement, no customer or supplier of the Company existing as of the date hereof (i) has indicated that it intends to or is considering terminating its business relationship with the Company or (ii) has made any claim alleging that the Company’s products are defective or fail to perform in accordance with the Company’s published user specification, or alleging a similar breach of warranty.

(e) As of the date of this Agreement, no customer or supplier of the Company has requested, and the Company has not granted, any amendment or change to the terms of payment by such customer or for such supplier, in respect of any obligation or Indebtedness to the Company.

(f) As of the date of this Agreement, to the Company’s Knowledge no customer or supplier of the Company is insolvent or will be unable to pay its debts or obligations as they become due and payable.

3.17. Real Property. Section 3.17 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered or made available to NMI a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.17 of the Disclosure Schedule, with respect to each of the Leases:

(a) such Lease is legal, valid, binding, enforceable on the Company, and, to the Knowledge of the Company, on the other party and in full force and effect;

(b) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable on the Company, and, to the Knowledge of the Company, on the other party and in full force and effect on identical terms following the Closing;

(c) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(d) neither the Company nor, to the Company’s Knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(e) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(f) the Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(g) to the Company’s Knowledge, the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company;

(h) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(i) the Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(j) there are no Liens on the estate or interest created by such Lease.

3.18. Employee Benefit Plans.

(a) Section 3.18 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the IRS for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries, threatened. None of the Shareholders and the directors and officers (and employees with responsibility for employee benefits matters) of the Company and its Subsidiaries has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(vi) The Shareholders have delivered to NMI correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)). No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(c) Neither Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(d) Neither the Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company or any of its Subsidiaries or of any other Person other than in accordance with COBRA.

3.19. Intellectual Property.

(a) The term “Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software (including but not limited to source code, executable code, data, databases and documentation); and (vii) all other intellectual property.

(b) Section 3.19(b) of the Disclosure Schedule sets forth a complete and correct list of all of the following that is both owned and used by the Company in the conduct of its business as presently conducted: (i) letters patent and pending patent applications; (ii) trademarks, service marks and Internet domain names that are either registered or for which there are pending registration applications; (iii) material unregistered trademarks, material unregistered service marks, trade names, corporate names, and Internet domain names; (iv) registered copyrights; and (v) computer software.

(c) The Company owns and possesses all right, title and interest in and to all of the Intellectual Property set forth in Section 3.19(b) of the Disclosure Schedule and has a valid and enforceable license to use, the Intellectual Property that is the subject of the license agreements set forth in Section 3.13(a)(xi)(B) of the Disclosure Schedule and, to the Knowledge of the Company, such Intellectual Property is all of the Intellectual Property necessary for the operation of the Company’s business as presently conducted (collectively, the “Company Intellectual Property”). Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company Intellectual Property is not subject to any liens, security interests or other encumbrances, and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth in Section 3.13(a)(xi)(B) of the Disclosure Schedule.

(d) Neither the Company nor anyone acting on behalf of the Company, including without limitation any employee, officer, director, agent, consultant, contractor, subcontractor or shareholder of the Company, has infringed or misappropriated any copyrights, trade secrets or confidential information, or, to the Knowledge of the Company, any patents, of any third party in the development of the Company’s products or the operation of the Company’s business as currently conducted or as currently proposed to be conducted. Neither the Company nor anyone acting on behalf of the Company, including without limitation any employee, officer, director, agent, consultant, contractor, subcontractor or shareholder of the Company, has developed any Company product in violation of an agreement with a third party. The Company is not aware of any facts which indicate a likelihood of any of the foregoing and the Company has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party).

(e) To the Knowledge of the Company, all of the Company Intellectual Property is valid and enforceable. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Company’s Intellectual Property rights has been received by the Company, and to the Knowledge of the Company there are no grounds for the same.

(f) Subject to the reasonable business judgment of the Company exercised in the ordinary course of business, the Company has taken all necessary and desirable actions to maintain and protect all of the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the Closing so as not to adversely affect the validity or enforceability thereof.

(g) To the Knowledge of the Company, no third party has infringed or misappropriated any of the Company Intellectual Property and the Company is not aware of any facts that indicate a likelihood of any of the foregoing.

(h) Except as set forth in Section 3.19(h) of the Disclosure Schedule, immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by the Company on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing.

(i) Except as set forth in Section 3.19(i) of the Disclosure Schedule, the sale or licensing of the Company’s products, including without limitation, any third-party software or software components embedded, integrated, bundled with or otherwise distributed with the Company’s products, in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code which it normally holds in confidence.

(j) To the Knowledge of the Company, there are no defects in any of the Company’s products that would prevent such products from performing in accordance with the Company’s published user specifications. To the Knowledge of the Company, there are no viruses, worms, Trojan horses or similar programs in any of the Company’s products.

(k) Except as set forth in Section 3.13(a)(xi)(B) and Section 3.19(k) of the Disclosure Schedule, the Company’s products were: (i) developed by employees of the Company working within the scope of their employment or as a work for hire at the time of such development; or (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of such individuals’ intellectual property rights in the Company’s products.

(l) Except as set forth in Section 3.19(l) of the Disclosure Schedule, the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

3.20. Labor Matters. There are no activities or proceedings of any labor union to organize any employees of the Company and there are no strikes, or material slowdowns, work stoppages or lockouts, or, to the Company’s Knowledge, threats thereof by or with respect to any employees, consultants, or other agents of the Company. The

Company and each of its Subsidiaries have complied in all material respects, and remain in compliance in all material respects with all applicable laws, regulations and ordinances relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, layoffs and the payment of social security and other Taxes (including without limitation, ERISA, the Worker Adjustment and Retaining Notification Act, 29 U.S.C. § 2101, et seq. or any similar state or local law), except for any noncompliance as would not have a Material Adverse Effect on the Company. The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services, nor are there any outstanding or threatened claims in that regard. None of the Company’s employment policies or practices is currently being audited or investigated by any federal, state or local government agency. There are no pending, or to the Company’s Knowledge threatened claims, charges, actions, lawsuits or proceedings alleging claims against the Company brought by or on behalf of any employee or other individual or any Governmental Entity with respect to employment practices or any of the foregoing.

3.21. Employees. With respect to the business of the Company and except as set forth in Section 3.21 of the Disclosure Schedule:

(a) to the Knowledge of the Company and any of the Shareholders, no executive or manager of the Company (i) has any present intention to terminate his or her employment, (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or NMI to conduct the business of such entity or (iii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person that would be breached or violated by the executive’s or manager’s employment by NMI;

(b) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(c) to the Knowledge of any of Shareholders or the Company, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(d) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or to the Company’s Knowledge threatened in any forum, relating to an alleged violation or breach by the Company (or its or their officers or directors) of any law, regulation or contract;

(e) no employee or agent of the Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (d) above; and

(f) there are no employment contracts or severance agreements with any employees of the Company, and there are no written personnel policies, rules or procedures applicable to employees of the Company. Section 3.21 of the Disclosure Schedule lists (i) all employees of the Company, the rates of pay for each employee of the Company, and all commission, bonus or other compensation or expense reimbursement or allowance arrangements between the Company and any of its employees, and (ii) each management or employment contract or contract for personal services and a description of any understanding or commitment between the Company and any officer, consultant, director, employee, independent contractor or other person or entity. A true and complete copy of such contracts and a description of such understandings and commitments has been delivered or made available to NMI.

3.22. Insurance. Section 3.22 of the Disclosure Schedule sets forth a true, complete and correct list of all insurance policies of any kind or nature covering the Company with respect to the business of the Company, and the Assets, including without limitation policies of life, fire, theft, employee fidelity, worker’s compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage for statutory workers’ compensation. Section 3.22 of the Disclosure Schedule also sets forth a list of any currently pending claims and any claims previously asserted under such policies or similar policies. The premiums for the insurance policies listed in Section 3.22 of the Disclosure Schedule have been fully paid. True, complete and correct copies of each such policy have been made available to NMI. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company and, to the Company’s Knowledge, the other parties thereto, in full force and effect, and will not be affected by the consummation of the transactions contemplated hereby; (b) neither the Company, nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (c) no party to the policy has repudiated any provision thereof.

3.23. Environmental Matters.

(a) The Company has complied with and is currently in compliance with all Environmental and Safety Requirements and has no liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, and the Company has not received any written or, to the Knowledge of the Company, oral notice, report or information regarding any such liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or any of its properties or facilities.

(b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all licenses and other authorizations required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth in Section 3.23 of the Disclosure Schedule.

(c) Neither this Agreement or the other agreements referred to herein, nor the consummation of the transactions contemplated hereby and thereby shall impose any liabilities on the Company for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

3.24. Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto).

3.25. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

3.26. Officers and Directors; Bank Accounts. Section 3.26 of the Disclosure Schedule lists all the officers and directors of the Company and its Subsidiaries, and all of the Company’s and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

3.27. Investment Representation. Each of the Shareholders (a) understands that the NMI Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws except as pursuant to the Registration Rights Agreement, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the NMI Shares solely for his or her own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received and reviewed certain information concerning NMI as required under Regulation D of the Securities Act, such as NMI’s annual report, definitive proxy statement, and its most recent reports filed on Forms 10-K and 10-Q for the past twelve (12) months, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the NMI Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the NMI Shares, and (f) has been informed by NMI that the NMI Shares to be issued pursuant to this Agreement and the documents to be executed in connection herewith will not be registered under the Securities Act at the time of their issuance and may not be transferred, assigned or otherwise disposed of unless the NMI Shares are subsequently registered under the Securities Act or an appropriate exemption therefrom is available. Each Shareholder has further been informed that except as provided in the Registration Rights Agreement, NMI is under no obligation to register the NMI Shares under the Securities Act.

3.28. Disclosure. All of the representations and warranties made available by the Company and by any of the Shareholders in this Agreement and all statements set forth in certificates delivered by the Company at the Closing pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents and other written information referred to herein or in the Disclosure Schedule that have been delivered or made available to NMI are true, correct and complete copies thereof and include all material amendments, supplements or modifications thereto or waivers thereunder.

4. REPRESENTATIONS AND WARRANTIES OF NMI

NMI hereby represents and warrants to the Shareholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1. Organization and Good Standing. NMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NMI has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

4.2. Authority of NMI. NMI has all requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby to be executed by NMI, respectively, and to perform the obligations to be performed by NMI, hereunder and thereunder. The execution, delivery and compliance by NMI with the terms of this Agreement and the documents contemplated hereby to be executed by NMI, and the consummation by NMI, of the transactions contemplated hereby and thereby have been, or will be before the Closing, duly authorized by all necessary corporate action by NMI. This Agreement has been duly executed and delivered by NMI. This Agreement constitutes, and the documents contemplated hereby to be executed by NMI, respectively, upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of NMI, enforceable against the same in accordance with their respective terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which NMI is subject or any provision of its charter, bylaws, or other governing documents or (b) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which NMI is a party or by which it is bound or to which any of its assets are subject.

4.4. Consents and Approvals. The execution and delivery by NMI of this Agreement and the documents contemplated hereby to be executed by NMI, compliance by NMI with the terms hereof and thereof, and the consummation by NMI of the transactions contemplated hereby and thereby, do not require NMI, respectively, to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any Governmental Entity, the failure to obtain which could reasonably be expected to materially and adversely affect the ability of NMI to consummate the transactions contemplated hereby.

4.5. Litigation. There are no actions, claims, suits, investigations, inquiries or proceedings pending against NMI or, to the Knowledge of NMI, threatened against NMI, at law or in equity, in any court, or before or by any Governmental Entity which could reasonably be expected to affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by NMI and neither NMI is in violation of any order, decree, judgment, award, determination, ruling or regulation of any Governmental Entity, where such violation could reasonably be expected to affect the validity or enforceability of this Agreement.

4.6. Information. NMI has made available to the Shareholders its most recent report filed on SEC Form 10-K and its reports filed on SEC Form 10-Q for the past 12 months.

4.7. Investment Representation. The Company Stock to be acquired by NMI pursuant to this Agreement will be acquired for NMI’s own account and NMI agrees not to sell, transfer or otherwise dispose of such Company Stock except in compliance with the registration provisions of the Securities Act or pursuant to an exemption therefrom. NMI has such knowledge and experience in business matters that it is capable of evaluating the merits and risks of the acquisition of the Company Stock, and NMI is making an informed investment decision with respect thereto.

4.8. Valid Issuance of NMI Shares. The NMI Shares to be issued pursuant to this Agreement will, if and when issued, be duly authorized, validly issued, fully paid and non-assessable.

4.9. Financing. NMI has sufficient funds available to consummate the transactions contemplated by, and perform the obligations under, this Agreement and pay the fees and expenses it incurs in connection with such transactions and obligations.

4.10. SEC Filings. NMI has filed its Annual Report on Form 10-K for the year ended December 31, 2003 and, to the Knowledge of NMI, all subsequent forms, reports and documents required to be filed by it with the SEC (collectively, the “SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and to the Knowledge of NMI, (i) the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.11. No Misstatements. To the Knowledge of NMI, no representation or warranty made by NMI in this Agreement or certificate delivered or deliverable pursuant to the terms hereof, contains or will contain, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

5. COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

5.1. Affirmative Covenants. Between the date hereof and the Closing Date, except as otherwise expressly provided herein, the Company shall, and the Shareholders shall cause the Company to:

(a) conduct the Business, including, without limitation, the cash management customs and practices of the Business (including the collection of receivables and payment of payables) only in the Ordinary Course of Business;

(b) use best efforts to preserve the present business relationships with all customers, suppliers, employees and distributors of the Company and its Subsidiaries;

(c) permit NMI and its respective employees, investors, agents, potential lenders, environmental consultants and accounting and legal representatives to have access, upon reasonable notice, and during normal business hours to its books, records, invoices, contracts, leases, key personnel, independent accountants, legal counsel, customers, suppliers, property, facilities, equipment, and other things reasonably related to the Business; provided that NMI shall coordinate all contact with any of the Company’s customers and suppliers through and with the written approval of, which written approval shall not be unreasonably withheld, the Shareholders Representative or its designee;

(d) promptly inform NMI in writing of any variances from the representations and warranties contained in Section 3 hereof or any breach of any covenant hereunder by the Company or any Shareholder; provided that no disclosure by the Shareholders or the Company pursuant to this Section 5.1(d), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant;

(e) keep in full force and effect its corporate existence and all government licenses relating to or pertaining to its business and use best efforts to obtain all consents, permits, licenses, approvals and other authorizations, and provide all notices, necessary to consummate the transactions contemplated hereby, and to cause the other conditions to NMI’s obligation to close to be satisfied;

(f) produce sufficient amounts of inventory such that the inventory on hand as of the Closing Date is sufficient to conduct the Business in accordance with past custom and practice;

(g) to the extent the holders of record of the Company Shares changes between the date hereof and five (5) business days prior to the Closing Date, within five (5) business days prior to the Closing Date, deliver to NMI a complete and accurate schedule of the holders of record of the Company Shares, showing for each such holder the number of Company Shares held by such holder;

(h) continue in full force and effect and in the same amounts, policies of insurance substantially equal in amount and scope of coverage to that now maintained by the Company and not cancel any policies of insurance now maintained by the Company (other than any life insurance policies); and

(i) use all reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable laws to consummate the transactions contemplated by this Agreement and to fulfill all of the closing conditions set forth in Section 6 herein, including without limitation, obtaining all consents and approvals necessary for the consummation of the transactions contemplated herein.

5.2. Negative Covenants. Between the date hereof and the Closing Date, except as otherwise provided herein, the Company will not:

(a) except as disclosed in Section 5.2(a) of the Disclosure Schedule or permitted under Section 5.2(c) below, take any action, commit to take any action or suffer any event or occurrence that would require disclosure under Section 3.9 hereof;

(b) take any action that, or omit to take any action the omission of which, would have a Material Adverse Effect;

(c) except with the prior written approval of NMI, (i) enter into any contract (A) out of the Ordinary Course of Business or (B) restricting in any way the conduct of the Business, (ii) make any loans, (iii) increase any officer’s or employee’s compensation, incentive arrangements or other benefits, (iv) except for any acquisition of the Company’s capital stock by reason of the transactions contemplated herein, declare or pay any dividends, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s capital stock, or any outstanding rights or securities exercisable or exchangeable for or convertible into capital stock of the Company or otherwise make any distribution to any of its stockholders, (v) except as contemplated herein, amend its certificate of incorporation or bylaws or issue or agree to issue any capital stock or any rights to acquire, or securities convertible into or exchangeable for, any of its capital stock, (vi) directly or indirectly engage in any transaction, arrangement or contract with any Insider, (vii) execute any Guarantee or incur any Indebtedness or buy or sell any Assets or (viii) settle or compromise any litigation, claim, administrative or regulatory proceeding;

(d) enter into any transaction, arrangement or contract (including, without limitation, any transfer of any portion of the Company’s or any Subsidiaries’ assets or placing a Lien on any portion of any of their assets) in excess of $10,000 and outside the Ordinary Course of Business;

(e) sell, assign, transfer, license or otherwise dispose of or encumber any Company Intellectual Property, except that the Company may license Company Intellectual Property to its customers so long as any such license shall not be in excess of $10,000 and outside the Ordinary Course of Business;

(f) change its methods, policies or practices of accounting in effect at December 31, 2003, except as required by changes in GAAP as concurred in by the Company’s independent auditors and except that accrued cooperative advertising costs shall be adjusted to comply with GAAP and shall be consistent with the Company’s internal financial statements as provided to NMI;

(g) change its fiscal year or make any material tax election;

(h) fail to continue planned marketing in the Ordinary Course of Business;

(i) fail to maintain supplies and inventory at levels that are in the Ordinary Course of Business;

(j) except with the prior written approval of NMI, hire any executives of the Company or any of its Subsidiaries or hire any salaried employees in connection with the Business;

(k) except with the prior written approval of NMI, make any capital expenditures or enter into any commitments greater than $25,000 individually or $50,000 in the aggregate;

(l) except with the prior written approval of NMI, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(m) subject to subsection (l) above, defer any capital expenditures during the period from the date hereof through and including the Closing Date that would have otherwise been made in the Ordinary Course of Business; or

(n) defer any research and development expenditures from the date hereof through and including the Closing Date that would have otherwise been made in the Ordinary Course of Business.

5.3. Noncompetition/Nonsolicitation.

(a) As a condition precedent to NMI entering into and performing its obligations under this Agreement, NMI and the Founders agree as follows. With respect to each of the Founders for a period of two (2) years after the Closing Date (the “Non-Competition/Non-Solicitation Period”), each such person shall not, without the prior written consent of the board of directors of NMI, anywhere in the United States of America or anywhere else in the world, directly or indirectly, either for itself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any customer or any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in the research, design, production, packaging, manufacture, merchandising, distribution or sale of any products and services similar to any of the products and services of NMI, the Company or any of their Subsidiaries. Nothing herein shall prohibit any of the Founders from (i) being a passive owner of not more than 1% of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as it has no active participation in the business of such corporation or (ii) performing any services for NMI, the Company or any of their Subsidiaries.

(b) As a condition precedent to NMI entering into and performing its obligations under this Agreement, NMI and the Founders agree as follows. During the Non-Competition/Non-Solicitation Period, the Founders shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of NMI, the Company or any of their Subsidiaries to leave the employ of NMI, the Company or any of their Subsidiaries, or in any way interfere with the relationship between NMI, the Company or any of their Subsidiaries and any employee thereof, (ii) hire, employ or solicit any person who is or was an employee of NMI, the Company or any of their Subsidiaries, (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of NMI, the Company or any of their Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NMI, the Company or any of their Subsidiaries (including, without limitation, inducing such person to cease doing business with NMI, the Company or any of their Subsidiaries or making any negative statements or communications about NMI, the Company or any of their Subsidiaries) or (iv) directly or indirectly acquire or attempt to acquire any business in the United States of America which NMI, the Company or any of their Subsidiaries has identified to such Founder as a potential acquisition target (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than NMI, the Company or any of their Subsidiaries.

(c) If, at the time of enforcement of this Section 5.3, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, NMI and the Founders agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d) Each of the Founders recognizes and affirms that in the event of breach by it of any of the provisions of this Section 5.3, money damages would be inadequate and NMI, the Company or any of their Subsidiaries would have no adequate remedy at law. Accordingly, each of the Founders agrees that NMI, the Company and their Subsidiaries shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each of the Founders’ obligations under this Section 5.3 not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 5.3 (including, without limitation, the extension of the Non-Competition/Non-Solicitation Period by a period equal to (i) the length of the violation of this Section 5.3 plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any of the Founders of any of the provisions of this Section 5.3, the running of the Non-Competition/Non-Solicitation Period (but not of such Founder’s obligations under this Section 5.3) shall be tolled with respect to such Founder during the continuance of any actual breach or violation.

5.4. Exclusivity. Each Shareholder and the Company, on behalf of themselves and their Affiliates, agrees that, prior to Closing, neither they nor any of their respective officers, directors, employees, stockholders, agents or representatives will, directly or indirectly, (a) discuss or pursue a possible sale, recapitalization, merger or other disposition of the Company or any of its Subsidiaries, any securities or substantial portion of the assets of the Company or any of its Subsidiaries or any interest therein with any other party or provide any information to any other party in connection therewith or (b) disclose to any other party the terms of this Agreement. Each Shareholder and the Company represents that neither they nor any of their Affiliates will, by pursuing the transactions contemplated hereby, violate the terms of any other agreement or obligation to which they or any such Affiliate is subject.

6. CONDITIONS TO OBLIGATIONS OF NMI

Except as may be waived in writing by NMI, the obligations of NMI to consummate this Agreement and the transactions to be consummated by NMI hereunder on the Closing Date shall be subject to the satisfaction of the following conditions:

6.1. Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof that is qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), and each of the representations and warranties set forth in Section 3 hereof that is not so qualified shall have been true and correct in all material respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), and NMI shall have received a certificate from each of the Shareholders Representative (on behalf of the Shareholders) and an officer of the Company (on behalf of the Company) to such effect with respect to the representations and warranties set forth in Section 3 hereof.

6.2. Compliance with Agreement. On and as of the Closing Date, the Company and the Shareholders shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by the Company and the Shareholders on or before the Closing Date.

6.3. Closing Certificate. The Company and the Shareholders Representative (on behalf of the Shareholders) shall each have delivered a certificate dated as of the Closing Date to NMI, certifying the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.

6.4. Certificate of Incorporation. The Company shall have delivered to NMI a copy of the certificate of incorporation (or formation) of the Company certified on or soon before the Closing Date by the Secretary of State of the State of Delaware.

6.5. Certificate of Good Standing. The Company shall have delivered to NMI a copy of the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State of the State of Delaware and of each jurisdiction in which the Company is qualified to do business.

6.6. Intellectual Property.

(a) The Company shall have obtained an agreement executed by Scand LLC assigning to the Company all of Scand LLC’s rights in and to the work undertaken to date by Scand LLC for the Company.

(b) The Company shall have obtained from each of its employees an executed Employee Proprietary Information and Inventions Agreement, substantially in form and substance as set forth on Exhibit C attached hereto (the “Employee Proprietary Information and Inventions Agreement”), and a letter agreement, substantially in form and substance as set forth on Exhibit D attached hereto, assigning to NMI all of that employee’s rights in and to any intellectual property invented, created or developed by such employee for the Company and not previously assigned to the Company (the “IP Assignment Letter Agreement”).

6.7. No Action or Proceeding. On the Closing Date, no action or proceeding shall be pending before any Governmental Entity or known to have been threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding shall be pending before any Governmental Entity or known to have been threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a Material Adverse Effect.

6.8. Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals and waivers of every Governmental Entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all Governmental Entities required with respect to the consummation of such transactions, shall have been obtained or given, provided that any third-party consent not obtained by the Company or the Shareholders, but waived by NMI, shall not be an unfulfilled condition hereunder.

6.9. Landlord Consent. NMI shall have received a duly executed consent from the Landlord as required under the Lease Agreement, dated May 14, 2004, between Central Building, LLC (the “Landlord”) and the Company.

6.10. Conveyance of Shares. The Shareholders shall deliver to NMI the Company Shares duly executed for transfer to NMI and such other instruments conveying title to the Company Shares, free and clear of all Liens. All such instruments of conveyance shall be in form and content reasonably satisfactory to NMI and its counsel.

6.11. Resignation. NMI shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom NMI shall have specified in writing to the Company at least three (3) business days prior to the Closing.

6.12. No Material Adverse Change. No incident or event shall have occurred resulting in any Material Adverse Change to the Company (whether or not covered by insurance).

6.13. Opinion of Counsel. NMI shall have received an opinion, addressed to NMI and dated as of the Closing Date, from counsel for the Company and the Shareholders, substantially in form and substance as set forth in Exhibit E attached hereto (the “Legal Opinion”).

6.14. Corporate Action by Company. All action necessary to authorize the execution, delivery and performance by the Company of this Agreement shall have been duly and validly taken by the Company, and the Company shall have delivered to NMI copies, certified on the Closing Date by the Secretary of the Company, of all resolutions of the board of directors of the Company authorizing this Agreement and the transactions contemplated hereby.

6.15. Release Agreement. Each of the persons listed in Section 6.15 of the Disclosure Schedule shall have executed and delivered to the Company an Acknowledgement and Release Agreement substantially in form and substance as set forth in Exhibit F attached hereto (the “Acknowledgement and Release Agreement”).

6.16. Community Property Waiver. The Company shall have obtained from each of the spouses of the married Shareholders listed in Section 6.16 of the Disclosure Schedule a duly executed spousal consent, substantially in form and substance as set forth in Exhibit G attached hereto (the “Spousal Consent”).

7. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS

Except as may be waived in writing by the Shareholders, the obligations of the Company and the Shareholders to consummate this Agreement and the transactions to be consummated by the Company and the Shareholders hereunder on the Closing Date shall be subject to the following conditions:

7.1. Representations and Warranties. Each of the representations and warranties set forth in Section 4 hereof that is qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), and each of the representations and warranties set forth in Section 4 hereof that is not so qualified shall have been true and correct in all material respects on the date of this Agreement and on the Closing Date (as though made on the Closing Date), and the Shareholders Representative shall have received a certificate from an officer of NMI to such effect with respect to the representations and warranties set forth in Section 4 hereof.

7.2. Compliance with Agreement. On and as of the Closing Date, NMI shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by NMI on or before the Closing Date.

7.3. Officer’s Certificate. NMI shall have delivered to the Shareholders an officer’s certificate, dated the Closing Date and signed on behalf of NMI by a duly authorized officer of NMI, certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

7.4. No Action or Proceeding. On the Closing Date, no action or proceeding shall be pending before any Governmental Entity or known to have been threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding shall be pending before any Governmental Entity or known to have been threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a material adverse effect on the assets or operating results of NMI.

7.5. Consents, Authorizations, etc. All orders, consents, permits, authorizations, approvals and waivers of every Governmental Entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all Governmental Entities required with respect to the consummation of such transactions, shall have been obtained or given.

7.6. Delivery of NMI Shares. The certificates representing the NMI Shares shall have been delivered as described in Section 2.3.

7.7. Registration Rights Agreement. NMI shall have executed and delivered to the Shareholders the Registration Rights Agreement.

7.8. Employee Benefits Plans. From and after the Closing, NMI shall provide current employees of the Company (so long as they remain employed by the Company) with (a) those employee benefits which, in the aggregate, are substantially similar to those benefits provided by the Company immediately prior to the Closing or (b) those benefits provided by NMI to other of its similarly situated employees, each in accordance with the terms and conditions of the applicable employee benefit plans. Nothing contained herein confers upon any employee or former employee of the Company any rights or remedies of any nature under or by reason of this Section 7.8.

8. INDEMNIFICATION

8.1. Survival. All representations, warranties, covenants and agreements made by the Shareholders and the Company as set forth in this Agreement or in any schedule or exhibit to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of eighteen (18) months. Notwithstanding the foregoing, (a) there shall be no time limitation with respect to any claim arising out of any breach of any representation or warranty made by the Company, its Subsidiaries, or the Shareholders in Sections 3.2 (Capitalization), 3.4 (Authorization), 3.5 (Noncontravention), and 3.14 (Assets of the Company) of this Agreement (the “Fundamental Representations”); and (b) in the event of any breach of any representation or warranty by the Company, its Subsidiaries, or the Shareholders that constitutes fraud or intentional misrepresentation, the representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation with respect to such breach.

8.2. Indemnification of NMI Indemnitees.

(a) The Shareholders agree, jointly and severally, to indemnify and hold the NMI Indemnitees (as defined below) harmless from and against:

(i) any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach of the representations, warranties, covenants or any other agreements on the part of the Company or the Shareholders under the terms of this Agreement or any other agreements, certificates or other instruments delivered in connection herewith (which breach or alleged breach shall be determined for purposes of this Section 8 without regard to any qualification based on Knowledge, materiality or Material Adverse Effect contained in such representations, warranties, covenants, and other agreements);

(ii) any and all liabilities, obligations, claims, damages, costs and expenses arising out of an untrue statement of a material fact or omission to state a material fact in a registration statement or report filed by NMI under the Securities Act or the Exchange Act, but only insofar as any such misstatement or omission results from information furnished by the Company prior to Closing or by the Shareholders; and

(iii) any loss, liability, deficiency, damage or expense (including reasonable legal expenses and costs, consultants’ fees and expenses, remedial or cleanup costs, consequential, punitive, indirect statutory and enhanced damages, royalties and settlement costs, redesign or design around costs and including interest and penalties) relating to or resulting from any of the foregoing.

(b) Except for the claims of indemnification in respect of breaches or alleged breaches of the Fundamental Representations or breaches or alleged breaches that constitute or may constitute fraud or intentional misrepresentation, the aggregate amount of all payments made by the Shareholders in satisfaction of claims for indemnification pursuant to this Section 8 shall not exceed the Escrow Amount (the “Shareholders Cap”) and to the extent that payments are made out of the Escrow Account in satisfaction of claims for indemnification pursuant to this Section 8, then the amount of such payment shall count towards the satisfaction of the Shareholders Cap; provided, however, that the Shareholders Cap shall not apply with respect to any Losses resulting from or relating to any breach of a Fundamental Representation or a breach of any representation or warranty by the Company, any Subsidiary of the Company or any Shareholder that results from any criminal activity of the Company, any Subsidiary of the Company or any Shareholder, which results in a conviction for a felony, entry of a plea of guilty or nolo contendere to a felony, or constitutes fraud or intentional misrepresentation, and it being understood that such Losses shall not count towards satisfaction of the Shareholders Cap; and provided further that in no event shall (i) the liability of any Shareholder (other than the Principal Shareholders) under this Section 8 exceed the aggregate amount (exclusive of all taxes, costs and other fees due or payable) of the Final Purchase Price actually received by such Shareholder (for the avoidance of doubt, the amount of Stock Consideration actually received shall be determined by multiplying (A) the price per share of NMI Shares reported on the Nasdaq National Market or any other national securities exchange, market or trading or quotation facility on which the NMI Shares are then listed or quoted as of the Closing Date by (B) the number of NMI Shares actually received by such Shareholder pursuant to this Agreement) and (ii) the total liability of the Principal Shareholders under this Section 8 exceed the aggregate amount of the Final Purchase Price actually received by all Shareholders (subject to the same adjustments and calculations used in (i) above).

8.3. Indemnification of Shareholder Indemnitees. NMI agrees to indemnify and hold the Shareholder Indemnitees (as defined below) harmless from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of NMI under the terms of this Agreement or any other agreement or certificate delivered in connection herewith.

8.4. Method of Asserting Claims, etc. The items listed in Section 8.2(a) and Section 8.3 are collectively referred to herein as “Losses”; provided, that such reference shall be understood to mean the respective losses from and against which NMI and its officers, directors, shareholders, agents and attorneys (the “NMI Indemnitees”) or the Shareholders and their respective agents and attorneys (the “Shareholder Indemnitees”), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether an NMI Indemnitee or a Shareholder Indemnitee, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party”. All claims for indemnification by an Indemnified Party under Section 8.2 or Section 8.3 hereof, as the case may be, shall be asserted and resolved as follows:

(a) If any claim or demand for which an Indemnifying Party would be liable for Losses to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). For this purpose, the commencement by a third party of any audit or other investigation respecting Taxes relating to any period or portion thereof prior to Closing shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to timely notify the Indemnifying Party prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. The Indemnifying Party shall have fifteen (15) days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement or entry of judgment or such settlement or entry of judgment includes a release of the Indemnified Party from all liability with respect to such Third Party Claim; otherwise, no such settlement or entry of judgment shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the

Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Losses with respect to the Third Party Claim shall control; provided that, if the Indemnified Party may control such defense in a settlement pursuant to the foregoing, such Indemnified Party shall not enter into any settlement without the Indemnifying Party’s prior written consent), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 8.4(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding any of the foregoing, in the event that the amount of the Third Party Claim equals or exceeds the amount then existing in the Escrow Account and the Indemnified Party is an NMI Indemnitee, then such NMI Indemnitee shall have the right, but not the obligation, to defend itself against the Third Party Claim and exercise full and exclusive control of any defense or proceedings related thereto, regardless of whether, pursuant to this Section 8.4, the Indemnifying Party desires to defend the Indemnified Party with respect thereto or in any other way exercise control over any such defense or proceedings related thereto.

(c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 8, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled, provided that, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of applicable law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the Shareholders Cap. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 8.4(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction or an arbitral tribunal, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party, in writing, of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by arbitration pursuant to Section 9 hereof.

8.5. Recoupment under the Escrow Agreement. From and after the Closing, any indemnification (except in respect of a breach of a Fundamental Representation or a breach of any representation or warranty by the Company, any Subsidiary of the Company or any Shareholder that results from any criminal activity of the Company, any Subsidiary of the Company or any Shareholder, which results in a conviction for a felony, entry of a plea of guilty or nolo contendere to a felony, or constitutes fraud or intentional misrepresentation, which are subject to the provisions of Section 8.2(b)) to which an NMI Indemnitee is entitled under this Agreement as a result of any claim shall be solely and exclusively satisfied by recouping all of such claim from the Escrow Account in accordance with the terms of the Escrow Agreement.

8.6. Payment. Any payment pursuant to a claim for indemnification shall be made not later than fifteen (15) days after receipt by the Indemnifying Party of written Notice from the Indemnified Party stating the amount of the claim, subject to the provisions of Section 8.4. No indemnification payment by the Shareholders with respect to any Losses otherwise payable under Section 8.2 shall be payable until such time as all such Losses shall aggregate to more than $10,000.

8.7. Waiver of Claims. The Shareholders hereby waive all claims and rights whatsoever to indemnity, contribution or subrogation from the Company, as arising under any document or instrument purporting to create or establish such claims or rights, or in any other manner, and regardless of the subject matter to which such claims or rights are related and whether such claims or rights arose, result from or relate to events occurring prior or subsequent to the Closing.

8.8. Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 8 and that notwithstanding anything herein to the contrary, no breach of a(n) representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of NMI or the Company, after consummation of the transaction contemplated hereby, to rescind this Agreement or any of the transactions herein, except that nothing in this Agreement shall be deemed to constitute waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

9. ARBITRATION

9.1. Other than claims for injunctive relief brought by a party (which may be brought either in any court or pursuant to this arbitration provision), any claim, dispute or controversy between the parties, under, arising out of or related to this Agreement or otherwise, including issues of specific performance, shall be determined by arbitration in San Jose, California, under the American Arbitration Association (AAA) Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement. There shall be one arbitrator selected by the parties within 10 days of the arbitration demand or if not, by the AAA, who shall be (i) a partner in a commercial law firm with an active practice and (ii) not either retired or semi-retired.

9.2. Except as required by law, the existence of any dispute, any settlement negotiations, the arbitration hearing, any submissions (including exhibits, testimony, proposed rulings and briefs), and the rulings thereupon shall be deemed confidential. As such, all parties hereto agree to maintain all such information as confidential utilizing at least as great a standard of care as they utilize for Confidential Information in their own businesses. The arbitrator shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

9.3. Any issue about whether a claim is covered by this Agreement shall be determined by the arbitrator. At the request of any party hereto made not later than 45 days after the arbitration demand, the parties agree to submit the dispute to nonbinding mediation which shall not delay the arbitration hearing date; provided that any party may decline to mediate and proceed with arbitration. There shall be no substantive motions or discovery, except the arbitrator shall authorize such discovery and enter such prehearing orders as may be appropriate to insure a fair private hearing, which shall be held within 90 days of the demand; and concluded within 3 days. These time limits are not jurisdictional. The arbitrator shall apply substantive law and may award injunctive relief, equitable relief (including specific performance), or any other remedy available from a judge, including expenses, costs and attorney fees to the prevailing party and pre-award interest, but shall not have the power to award punitive damages. The decision of the arbitrator shall be final and binding and an order confirming the award or judgment upon the award may be entered in any court having jurisdiction. The decision of the arbitrator shall be made in writing and shall set forth findings of fact and conclusions of law. The parties agree that the decision of the arbitrator shall be the sole and exclusive remedy between them regarding any dispute presented or pled before the arbitrator.

9.4. The foregoing provisions notwithstanding, prior to initiation of arbitration proceedings, the parties may by mutual consent submit any claims, disputes or controversies arising hereunder to nonbinding mediation. The mediator shall be selected by mutual consent and shall be a person acceptable to all parties. After commencement of mediation proceedings, any party may terminate mediation and demand arbitration at any time. The costs of mediation shall be borne equally by all parties involved; provided, that if the matter is subsequently taken to arbitration, the mediation costs shall be awarded by the arbitrator. The parties agree that mediation may be held in San Jose, California.

10. TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by mutual written consent of NMI, on the one hand, and the Company (acting on behalf of itself and all of the Shareholders), on the other hand;

(b) by either NMI, on the one hand, and the Company (acting on behalf of itself and all of the Shareholders), on the other hand, if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party’s obligation to consummate the transactions contemplated hereby, unless such terminating party’s breach of this Agreement has caused the condition to be unsatisfied; or

(c) by NMI, on the one hand, and the Company (acting on behalf of itself and all of the Shareholders), on the other hand, by delivery of written notice of termination to the other party prior to the Closing, if the transactions contemplated hereby have not been consummated within seventy (70) days following the date hereof; provided that a party will not be entitled to terminate this Agreement pursuant to this subsection (c)

if (i) that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time or (ii) that party has failed to satisfy any condition set forth in Sections 6 or 7 hereof that such party was required to satisfy.

10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement will forthwith become void and there will be no liability or obligation hereunder (other than with respect to Sections 9 (Arbitration), 10.2, and 12 (Miscellaneous)) on the part of the Company, the Shareholders, or NMI, except for intentional or willful breaches of this Agreement prior to the time of such termination. Notwithstanding the foregoing, if this Agreement is terminated other than pursuant to the foregoing Section 10.1(a), such termination will not affect any right or remedy which accrued hereunder or under applicable laws prior to or on account of such termination, and the provisions of this Agreement shall survive such termination to the extent required so that each party may enforce all rights and remedies available to such party hereunder or under applicable laws in respect of such termination.

10.3. Waiver of Right to Terminate. The Company, the Shareholders, and NMI shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the transactions contemplated herein. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Sections 6 or 7 hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

11. NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received, if so given) by confirmed facsimile, by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

If to the Shareholders, to:

The address set forth opposite each Shareholder’s name on Schedule A

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street

20th Floor

New York, NY 10036

Attention: Ward Breeze

Facsimile No.: (877)-881-3007

If to the Company, to:

Librados, Inc.

World Headquarters

4695 Chabot Drive, Suite 115

Pleasanton, CA 94588

Attention: David Richards

Facsimile No.: (925) 397-6734

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

220 West 42nd Street

20th Floor

New York, NY 10036

Attention: Ward Breeze

Facsimile No.: (877)-881-3007

If to NMI, to:

NetManage, Inc.

20883 Stevens Creek Blvd.

Cupertino, CA 95014

Attention: Steve Mitchell

Facsimile No.: (408) 342-7880

With a copy to:

Kirkland & Ellis LLP

333 Bush Street

San Francisco, California 94104

Attention: Stephen Johnson

Facsimile No.: (415) 439-1339

Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

12. MISCELLANEOUS

12.1. Incorporation of Schedules and Exhibits; Entire Agreement. The Exhibits and Schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter of this Agreement, and this Agreement, including the Exhibits and Schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

12.2. Further Assurances. The Shareholders, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by NMI and necessary for the Shareholders to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by NMI.

12.3. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of NMI or the Company or by Shareholders holding at least a majority of the Company Shares (on behalf of all of the Shareholders), as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.

12.4. Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of NMI, the Company and Shareholders holding at least a majority of the Company Shares.

12.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6. Governing Law; Forum. Except as otherwise provided herein, including but not limited to the intent of the parties to this Agreement to seek arbitration pursuant to Section 9, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of laws thereof. Suits for injunctive relief brought by any party arising out of, with respect to, or related to this Agreement or the transactions contemplated hereby may be brought in any federal or state court sitting in Santa Clara County, California. All parties hereby irrevocably consent to the jurisdiction of the courts specified above, waive any objection to the jurisdiction or convenience thereof, waive any right to jury trial, and agree that service of process may be effected by registered mail to the address specified in or otherwise provided pursuant to Section 11.

12.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that this Agreement or any right or part hereunder shall not be voluntarily assigned by any party hereto without the prior written consent of the other parties hereto, except that NMI may assign its rights and obligations hereunder to a wholly owned, direct or indirect, Subsidiary of NMI.

12.8. Expenses. Irrespective of whether or not the Closing is effected, NMI shall pay all costs and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, NMI shall, at the Closing, reimburse the reasonable fees and out-of-pocket expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, special counsel for the Company, not to exceed $50,000. The Company acknowledges the payment of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP’s fees by NMI raises a potential conflict of interest and hereby consents to the payment arrangement set forth herein. The Company also acknowledges that it is responsible for all fees and expenses it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby that are not paid by NMI pursuant to this Agreement irrespective of whether or not the Closing is effected. The Parties hereto acknowledge that the fees and expenses of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP shall be paid on the Closing Date.

12.9. Attorneys Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.10. No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees or creditors of the Company or any of its Subsidiaries.

12.11. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 22nd day of September, 2004.

NMI:

NetManage, Inc.

By:	/s/ Zvi Alon
Name:	Zvi Alon
Title:	President & CEO

THE COMPANY:

Librados, Inc.

By:	/s/David James Richards
Name:	David James Richards
Title:	CEO

THE SHAREHOLDERS:

/s/David James Richards
David James Richards

/s/James Milton Campigli
James Milton Campigli

/s/Mohammad Naeem Akhtar
Mohammad Naeem Akhtar

/s/Vincent Eagen
Vincent Eagen

/s/Keith Graham
Keith Graham

/s/Chris Walton
Chris Walton

/s/Satish N. N. Numburi
Satish N. N. Numburi

/s/Madhuri Suda
Madhuri Suda

/s/Vivian Stark
Vivian Stark

/s/Susan Poulter
Susan Poulter

/s/Larry Webster
Larry Webster

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]